CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 12, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of MGIC Investment Corporation, which is incorporated by reference in MGIC Investment Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 12, 2000 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

We also consent to the incorporation by reference in this Registration Statement of our report dated March 31, 2000 relating to the financial statements, which appears in the Annual Report of MGIC Investment Corporation Profit Sharing and Savings Plan on Form 11-K for the year ended December 31, 1999.


/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 23, 2001